Exhibit 10.3

THIS AGREEMENT is made on                  2014

BETWEEN

(1)	Chesapeake Limited a company incorporated in England & Wales (company number 2S86987 and having its registered office at Millennium Way West, Phoenix Centre, Nottingham, Nottinghamshire, NG8 6AW (the “Company”);

(2)	Rick Smith, residing at 4 Skegby Hall Gardens, Skegby, Sutton-in-Ashfield, Nottinghamshire, NG17 3FX (the “Executive”).

together (the “Parties”).

BACKGROUND

(A)	The Executive is an employee of the Company or a group company of the Company and his terms and conditions of employment are governed by his current contract of employment as amended by the Employment Contract Amendment Letter dated 30 September 2013 (together referred to as the “Terms & Conditions”);

(B)	The Parties have agreed to further amend the Terms & Conditions; and

(C)	This Agreement sets out the further agreed amendments to the Terms & Conditions.

(D)	The terms of this Agreement are conditional upon and will have no effect until closing of the combination agreement between Chesapeake Holdings Limited and Mustang, Parent Corp dated 19 November 2013 (the closing of that transaction referred to as “Closing”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Employment” means the Executive’s employment with the Company;

“Termination Date” means the date upon which the Employment terminates; and

“Validity Period” means the period of 12 months beginning on the date that Closing occurs.

1.2	Interpretation and Construction

Save to the extent that the context or the express provisions of this Agreement require otherwise, in this Agreement:

(a)	words importing the singular shall include the plural and vice versa;

(b)	words importing any gender shall include all other genders;

(c)	references to any statute or statutory provision (including any subordinate legislation) include any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute or statutory provision;

(d)	references to a “person” includes any individual, firm, company, corporation, body corporate, government, state or agency of state, trust or foundation, or any association, partnership or unincorporated body (whether or not having separate legal personality) or two or more of the foregoing;

(e)	general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and “including”, “include” and “in particular” shall be construed without limitation; and

(f)	the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.

1.3	Headings

The headings in this Agreement are included for convenience only and shall be ignored in construing the Agreement.

2.	CONDITIONS, TITLE, LENGTH OF NOTICE ETC.

2.1	The terms of this Agreement are conditional upon and will have no effect unless and until Closing occurs. The terms of this Agreement will lapse and cease to have any effect from and after 31 December 2014 if Closing has not occurred by that date.

2.2	The Executive’s job title shall be Executive Vice President and in that capacity he shall report to Mike Cheetham. His duties and responsibilities are to be agreed with him by 30 December 2013 or as soon as reasonably possible thereafter provided always that they are consistent with his skills, experience and senior status.

2.3	During the Validity Period the length of prior written notice that the Executive must give to the Company in order to terminate his Employment is not less than three months, which he may give after notice to terminate has been served by the Company or voluntarily of his own accord.

3.	PAYMENT IN LIEU OF NOTICE AND TERMINATION PAYMENT

3.1	If the Company terminates the Employment and chooses to make a payment in lieu of notice in accordance with paragraph (ii) of the Employment Contract Amendment Letter (a “PILON”), then the PILON will be made within five business days after the Termination Date.

3.2	Subject to the terms of clause 5.2, if during the Validity Period the Executive terminates the Employment in accordance with clause 2.3, then within five business days after the Termination Date the Company shall pay the Executive an amount equal to the sums he would be paid in respect of salary and non-cash benefits for the 12 month period beginning on the Termination Date and calculated in accordance with paragraph (ii) of the Employment Contract Amendment Letter (a “Termination Payment”). For the avoidance of doubt, the Company will not make a PILON if it makes a Termination Payment. If the Executive gives notice to terminate in accordance with clause 2.3 after the Company had previously given the Executive notice to terminate the Employment, any amounts of salary paid by the Company to the Executive during the notice period and prior to the Executive giving notice to terminate will be deducted from the Termination Payment.

3.3	Where during the Validity Period: (i) the Company gives the Executive notice of termination of Employment in circumstances where the Company is not entitled to terminate the Employment with immediate effect without notice or payment in lieu of notice; or (ii) the Company makes a Termination Payment (but only in circumstances where the Company had given notice of termination of Employment prior to the Executive giving notice of termination of Employment), the Company will make a payment to the Executive in respect of accrued bonus in respect of the bonus year in which the Termination Date occurs. The amount of bonus, if any, will be calculated by reference to the then current forecast for personal and Paperboard Group performance (as applicable) for that full bonus year against relevant targets and reduced pro-rata to reflect the period of the bonus year that the Executive worked to the Termination Date. To the extent that the Employment is terminated after the end of a bonus year but before the date that a bonus for that bonus year is due to be paid, this paragraph is without prejudice to the Executive’s right, pursuant to paragraph (ii) of his Employment Contract Amendment Letter, to a be paid a bonus for that prior bonus year.

3.4	If the Company is to make a PILON or a Termination Payment, then subject to the terms of clause 3.5, the Executive may request to maintain his non-cash benefits that he is contractually entitled to as part of his Employment (“Benefits”) during the remainder of his notice period outstanding on the Termination Date (in circumstances where a PILON is paid) or for the 12 month period beginning on the Termination Date (in circumstances where a Termination Payment is paid) (in either case, the relevant period referred to as the “Outstanding Notice Period”) rather than receiving a payment in lieu of those Benefits.

3.5	If the Executive makes a request pursuant to clause 3.4 and the Company can reasonably maintain the Benefits during the Outstanding Notice Period, then the Company will continue to provide the Benefits during the Outstanding Notice Period and the amount of the PILON or Termination Payment (whichever is applicable) will be reduced accordingly.

3.6	If the Executive gives notice to terminate the Employment after the end of the Validity Period then no Termination Payment will be payable by the Company and the termination and notice arrangements set out in the Terms & Conditions as varied by the Employment Contract Amendment Letter will apply.

4.	BONUS

4.1	Unless and until specific terms and conditions for the calculation of the Executive’s bonus for calendar year 2014 (or any subsequent year) have been introduced by the Company, payments in respect of the bonus for that year will be calculated by the Company using the following terms:

(a)	The maximum bonus that the Executive can earn for that year will be the same percentage of annual salary as applied for calculating the immediately preceding year’s bonus (e.g. for 2014, that percentage as for 2013); and

(b)	The target percentage improvement in EBITDA and working capital that are used for calculating the bonus will be the same as were used as a performance target for calculating the immediately preceding year’s bonus.

4.2	The parties will cooperate in good faith with a view to reaching agreement on any calendar year’s bonus specific terms and conditions by no later than 30 December in the preceding year.

4.3	The terms relating to bonus set out in the Terms & Conditions will otherwise continue to apply to the 2013 bonus, 2014 bonus and future bonuses.

5.	SEVERANCE PAYMENT AND SETTLEMENT AGREEMENT

5.1	Subject to the terms of clause 5.2, if the Employment is terminated during the Validity Period by the:-

(a)	Executive pursuant to clause 2.3; or

(b)	Company in circumstances where the Company is not entitled to terminate the Employment with immediate effect without notice or payment in lieu of notice;

the Company will in addition to the PILON or Termination Payment (as appropriate), pay to the Executive a sum equal to two weeks base salary per complete year of service of the Executive with the Company, which service began on 15 December 1997 (a “Severance Payment”).

5.2	The Severance Payment and the Termination Payment (if payable) will be paid within five days after (and subject to) the Executive executing a Settlement Agreement in a form which is materially in the form set out in the schedule to this Agreement, amended to the extent required to take account of legislative changes and otherwise to give effect to the principle of full and final settlement.

6.	GENERAL

6.1	This Agreement may be executed in any number of counterparts, including facsimiles, each of which is an original and all of which together evidence the same agreement.

6.2	The Company warrants and represents that it has obtained all legally required consents and approvals to the execution of this Agreement and the making of the arrangements referred to in it. To the extent required hereafter, it shall procure the obtaining of all such consents and approvals to enable fulfilment of its obligations as and when due.

7.	GOVERNING LAW AND JURISDICTION

This Agreement is governed and to be construed in accordance with the laws of England & Wales and is subject to the non-exclusive jurisdiction of the English courts.

IN WITNESS of which this Agreement has been executed on the first date written above.

SIGNED by the Company acting by

SIGNED by the Executive	/s/ Rick Smith

Schedule

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

THIS AGREEMENT is made on [●]

BETWEEN

(1)	CHESAPEAKE LIMITED, a company incorporated in England & Wales (company number 2586987 and having its registered office at Millennium Way West, Phoenix Centre, Nottingham, Nottinghamshire, NG8 6AW (the “Company”); and

(2)	Rick Smith, residing at 4 Skegby Hall Gardens, Skegby, Sutton-in-Ashfield, Nottinghamshire, NG17 3FX (the “Employee”)

BACKGROUND

(A)	The Employee’s employment with the Company [has terminated]/[will terminate] on [date];

(B)	The Employee believes he has the Claims (as that term is defined below) arising out of the termination of his employment or otherwise;

(C)	The parties have entered into this Agreement for the purposes of recording and implementing the terms that they have agreed as full and final settlement of the Claims and any and all other claims that the Employee has and/or may have against the Company and any Group Company (as defined below) whether or not they are or could be in the contemplation of the parties at the date of this Agreement;

(D)	The parties agree that the conditions regulating settlement agreements and compromise agreements under the Acts (as defined below) are satisfied by this Agreement; and

(E)	The Company is entering into this Agreement for itself and for all Group Companies, and is duly authorised to do so in that respect.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“the Acts”	means the Employment Rights Act 1996 section 203(3), the Equality Act 2010 section 147

“Claims”	means the claims that the Employee believes that he has against the Company or any Group Company or against any of its or their respective shareholders, officers, employees or agents, being:-

	(i)	for breach of contract arising out of his employment or the termination of his employment, or otherwise;

	(ii)	for unfair dismissal under the Employment Rights Act 1996;

	(iii)	for discrimination, harassment or victimisation on the grounds of age, sex or race or any other unlawful ground, pursuant to the Equality Act 2010

“Group”	means the Company, any presently existing holding company or undertaking of the Company and any subsidiaries and subsidiary undertakings of the Company or such holding company or undertaking (and the words “subsidiary” and “holding company” shall have the meanings given to them in section 1159 in the Companies Act 2006)

“Group Company”	means any company within the Group

“Schedule”	means a schedule to this Agreement; and

“Termination Date”	means the [●] [Date].

1.2	Interpretation and Construction

Save to the extent that the context or the express provisions of this Agreement require otherwise, in this Agreement:

(a)	words importing the singular shall include the plural and vice versa;

(b)	words importing any gender shall include all other genders;

(c)	references to any statute or statutory provision (including any subordinate legislation) include any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute or statutory provision;

(d)	references to a “person” includes any individual, firm, company, corporation, body corporate, government, state or agency of state, trust or foundation, or any association, partnership or unincorporated body (whether or not having separate legal personality) or two or more of the foregoing;

(e)	general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and “including”, “include” and “in particular” shall be construed without limitation; and

(f)	the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.

1.3	Headings

The headings in this Agreement are included for convenience only and shall be ignored in construing the Agreement.

2.	TERMINATION OF EMPLOYMENT AND OFFICES

2.1	The employment of the Employee with the Company [will terminate]/[terminated] on the Termination Date.

2.2	To the extent not already done, the Employee will immediately deliver to the Company the letters of resignation in terms of the draft letter(s) set out at Schedule 1 confirming his resignation from all directorships and other offices which the Employee holds in the Company and the Group.

2.3	The Employee will do all such acts and things as the Company may reasonably require to effect his resignation from all other offices to which the Employee was appointed in connection with or by reason of his employment by or appointment with the Company or any Group Company, including all trusteeships.

3.	PAYMENTS

3.1	Subject to compliance by the Employee with the terms of this Agreement, the Company will (without admission of liability) pay to the Employee the following sums (the “Severance Payments”):-

(a)	[£[●] as a statutory redundancy payment, calculated as follows: the Employee’s age is [●], length of service is [●]years, therefore entitlement is [●] weeks’ pay at £[●] (the statutory cap) per week);][1]

(b)	£[●] as a payment in lieu of notice;

(c)	£[●] as ex gratia compensation for the termination of his employment and loss of office[2];

(d)	£[100] in respect of the undertakings given in Clause 10; and

(e)	[£[●] in respect of bonus accrued to the Termination Date.][3]

3.2	The Severance Payments will be paid within 5 business days after the later to occur of:-

(a)	the Termination Date; and

(b)	receipt by the Company of this Agreement duly executed by the Employee and his solicitor.

3.3	The Severance Payments set out above are gross amounts and will be made after deduction of all payments or deductions required by law or owed by the Employee to the Company or any Group Company, including tax due on any benefits or payments made or to be made to the Employee in respect of his employment with the Company.

4.	TAXATION

4.1	The Company gives no warranty as to how the Severance Payments should be taxed. The Company understands that the first £30,000 of the aggregate of the Severance Payments under Clauses 3.1(a) and 3.1(c) may not be subject to tax, pursuant to chapter 3 of part 6 of the Income Tax (Earnings and Pensions) Act 2003, but the aggregate of the Severance Payments under Clauses 3.1(a) and 3.1(c) in excess of £30,000 and the Severance Payments under Clauses 3.1(b) and 3.1(d) (the “Taxable Amount”) will be subject to deduction by the Company of tax at the appropriate rate and employee’s National Insurance contributions before payment is made to the Employee. The Company will account to HMRC for the tax and National Insurance contributions deducted.

4.2	The Employee will be responsible and liable for the payment of any tax and employee’s National Insurance contributions and any social security contributions and other employment related taxes wherever in the world arising (including any interest, penalties, costs and expenses) due in respect of the Severance Payments and the benefits and incentives (if any) set out in the this Agreement (excluding the tax and National Insurance contributions to be deducted by the Company from the Taxable Amount) and the provision of benefits referred to in this Agreement except to the extent arising from the delay or default of the Company or any Group Company (the “Additional Tax”). The Employee hereby agrees to indemnify the

[1]	If applicable.
[2]	This refers to the payment of 2 weeks per year of service.
[3]	If applicable

Company and each Group Company and to keep them indemnified on a continuing basis against all and any liability for Additional Tax that the Company or any Group Company may incur. No payment of Additional Tax will be made to HMRC or other relevant authority without first particulars of the proposed payment being given to the Employee so that he is given the opportunity at his own expense to dispute any such payment or liability with HMRC or other relevant authority.

5.	PAYMENT OF ACCRUED SUMS AND EXPENSES

5.1	The Company will pay the Employee salary in respect of the period up to the Termination Date and pay in lieu of holiday which has accrued up to the Termination Date. The sums will be paid via payroll in the normal way and will be paid after deduction of tax and National Insurance contributions.

5.2	The Employee will submit his final expenses claim made up to the Termination Date, within 5 days of the Termination Date. The Company will reimburse the Employee for all expenses reasonably incurred in the proper performance of his duties in the usual way.

6.	LEGAL COSTS

6.1	Subject to receipt by the Company of the signed certificate at Schedule 2, the Company will make a contribution of £1,000 (plus VAT) towards the reasonable legal costs incurred by the Employee for the advice received regarding the termination of his employment and entering into this Agreement.

6.2	Payment of this sum will be made directly to the Employee’s solicitors by the Company within 14 days of the Company receiving a copy of the VAT invoice from the Employee’s solicitors (which should be addressed to the Employee but marked as payable by the Company).

7.	WARRANTIES

7.1	The Employee warrants that:

(a)	except as disclosed he has not raised any legal proceedings against the Company or any Group Company or against any of its or their respective shareholders, officers, employees or agents, and

(b)	other than the Claims, he has no further or outstanding claims or rights of action, being any further or outstanding claims or rights of action, whether under statute or common law (including contractual, tortious or other claims) and whether before an Employment Tribunal, court or otherwise and whether in the UK or any other jurisdiction in the world against the Company or any Group Company or any of its or their respective shareholders, officers, employees or agents including in respect of or arising out of his employment, or the holding of any office with, or investment in the Company or any Group Company or the termination of that employment or office (such claims or rights of action referred to as “Further Claims”).

7.2	The Employee warrants as a strict condition to payment under this Agreement that there are no circumstances of which he is aware or of which he ought to be aware which could constitute a repudiatory breach on his part of his contract of employment which would entitle or have entitled the Company to terminate his employment without notice. The Company similarly warrants for itself and each Group Company that none of them is aware of such circumstances.

8.	SETTLEMENT

8.1	The Employee accepts the terms of this Agreement in full and final settlement of the Claims and all and any Further Claims, whether such claims are known or unknown to the parties and whether or not they are or could be in the contemplation of the parties at the date of this Agreement.

8.2	The Employee undertakes not to institute or pursue any proceedings against the Company or any Group Company or against any of its or their respective shareholders, officers, employees or agents before an Employment Tribunal, court or any other judicial body anywhere in the world in respect of the Claims or for any remedy arising from any Further Claims.

8.3	The Employee does not waive his right to bring a claim for accrued rights under any pension scheme or damages for latent personal injuries and/or any latent industrial disease arising out of the course of his employment with the Company and the Group that are currently unknown to him or in respect of the enforcement of this Agreement or existing or continuing rights as a shareholder or loan note-holder or any right of indemnity contribution or otherwise to which the Employee may be entitled by virtue of any employment or office with the Company or any Group Company whether at contract, common law, equity, pursuant to the governing documentation of the Company or any Group Company or any contract of insurance. The Employee warrants that he is not aware of having any such personal injuries. These exceptions are the only claims which have not been settled/compromised by this Agreement.

8.4	Subject to the terms of Clause 8.3 and Clause 8.5, if any other claim emerges in law or in fact anywhere in the world arising out of his employment or office or its or their termination, then the Employee agrees that there should be no recourse to any remedy for the claim against the Company or any Group Company. The Employee acknowledges and accepts that in agreeing to the level of the Severance Payments he has taken into account that he has waived the right to pursue any claims whether foreseeable or not previously known, against the Company or any Group Company.

8.5	To the extent that the Employee is currently covered by:

(a)	a valid directors’ and officers’ insurance policy in respect of those liabilities which he may have incurred as a director or officer of the Company or any Group Company (“D&O Insurance”) up to the Termination Date; or

(b)	a qualifying third party indemnity provision (“QTPIP”) pursuant to section 234 of the Companies Act 2006; then,

subject always to the terms of the relevant D&O Insurance policy or QTPIP (as applicable), the Employee will continue to covered by such D&O Insurance and/or QTPIP for a period ending on the sixth anniversary of the Termination Date.

9.	ACKNOWLEDGEMENT

Each party acknowledges that the other has entered into this Agreement (and as appropriate made the Severance Payments) in reliance on the warranties and the undertakings given in Clause 7 and Clause 8 respectively. In the event of any material breach by the Employee of any of those warranties or undertakings, the Severance Payments shall be repaid by him to the Company immediately and shall be recoverable by the Company as a debt.

10.	CONFIDENTIALITY

10.1	The Employee agrees he continues to owe a duty of confidentiality to the Company and to the Group after the Termination Date.

10.2	The Employee undertakes to keep confidential the existence and terms of this Agreement and that he will not disclose the same to any other person unless expressly authorised by the Company save for the purposes of:

(a)	seeking legal or accountancy or actuarial advice in relation to its terms;

(b)	disclosing the same to the proper authorities as required by law;

(c)	disclosing to any actual or prospective employer with the prior written permission of the Board of the Company that his employment with the Company terminated by agreement upon terms which remain confidential; and

(d)	disclosing the terms of this Agreement to his spouse/civil partner provided that on so doing the Employee imposes upon him a like condition of confidentiality.

10.3	The Employee undertakes not to do any act or thing that might reasonably be expected would damage the business, interests or reputation of the Company or any Group Company and will not make or publish or cause to be made or published to anyone in any circumstances any disparaging remarks concerning the Company or any Group Company or any of its or their respective shareholders, officers, employees or agents.

10.4	The Company and any Group Company will not and the Company will make reasonable endeavours to procure that Chase Mustang NewCo Limited (or any other equivalent joint venture holding company which is created in relation to the matters covered in the combination agreement between Chesapeake Holdings Limited and Mustang, Parent Corp dated 19 November 2013) will not authorise its and their directors to make or publish or cause to be made or published to anyone any statement or do any act or thing which it or they might reasonably expect would damage the interests or reputation of the Employee.

10.5	The Employee acknowledges and agrees that whilst the consideration paid pursuant to Clause 3.1(d) represents valuable consideration it does not amount to an estimate of or cap on the loss or damage which the Company or any Group Company would suffer were the Employee to breach any of the obligations set out in this clause.

11.	DELIVERY UP

11.1	The Employee will return to the Company’s premises on or before the Termination Date all books, documents, papers, data (including copies or extracts and whether in printed or electronic format), materials, company car, computer and peripherals and security codes, credit cards, keys, security cards fuel cards or other property of or relating to the business of the Company or the Group or its or their respective clients or suppliers except to the extent it belongs to him.

11.2	The Employee confirms that he has not retained any confidential information relating to the Company or the Group, whether stored in electronic format or otherwise.

12.	STATUTORY COMPROMISE/SETTLEMENT

This Agreement is made in compliance with the Acts which have been satisfied both generally and in the following particulars:

(a)	the Employee confirms that he has received independent legal advice on the terms and effect of this Agreement, and in particular its effect on his ability to pursue his rights before an Employment Tribunal or court;

(b)	the said legal advice has been given to the Employee by [●] of [●] [Name] whose address is [●]; and

(c)	the said solicitor has confirmed to the Employee that [he]/[she] is a qualified solicitor holding a current practising certificate and in respect of whom there is in force a policy of professional indemnity insurance covering the risk of a claim against [him]/[her] and the said firm in respect of loss arising in consequence of the said advice and by signing the Certificate attached to this Agreement also confirms that [he]/[she] complies with the Acts.

13.	EMPLOYMENT CONTRACT ETC.

13.1	The Employee confirms that all clauses in his terms and conditions of employment dated 13 May 2011 that are described as applying after the termination of his employment, including the restrictions set out in Clause 21, will continue to apply to him.

13.2	If the Employee predeceases the fulfilment of any obligation owed by him the relevant benefits will still fall due in favour of his estate at the time ordinarily deliverable.

14.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, including facsimiles, each of which is an original and all of which together evidence the same agreement.

15.	GOVERNING LAW AND JURISDICTION

15.1	This Agreement is governed and to be construed in accordance with the laws of England & Wales and is subject to the non-exclusive jurisdiction of the English courts.

15.2	Any Group Company may enjoy the benefit of and enforce the terms of this Agreement in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

The “without prejudice” and “subject to contract” nature of this document shall cease to apply once executed by the parties.

- RESIGNATION

The Directors

[●] [Address]

[●] [Date]

Gentlemen,

[Chesapeake Limited] (the “Company”)

I hereby resign with immediate effect from my office as a director of the Company and from all other offices which I hold in any Group Company.

Yours faithfully

Rick Smith

- CERTIFICATE OF INDEPENDENT LEGAL ADVISER

I [●] [Solicitor’s name] of [●] [Solicitor’s firm] whose address is [●] [address of Solicitor’s firm] confirm that I gave independent legal advice to Rick Smith as to the terms and effect of the Agreement to which this certificate is attached (including the effect of Clauses 7, 8 and 9) and in particular its effect on his ability to pursue his rights before a Court or Employment Tribunal.

I confirm that I am a solicitor [of the Senior Courts] holding a current practising certificate and that the statutory requirements relating to settlement agreements and compromise agreements set out in the Acts (as defined in the Agreement) have been met. Further, that there was in force at the time I gave the advice referred to above a policy of insurance covering the risk of a claim by Rick Smith in respect of any loss arising in consequence of that advice.

Signed:	[●] [Name]

Dated:

IN WITNESS of which this Agreement has been executed on the first date written above.

SIGNED by
Chesapeake Limited
acting by [Name]

in the presence of:

Witness’s:

Signature:

Full Name:

Address:

SIGNED by
Rick Smith
in the presence of:

Witness’s:

Signature:

Full Name:

Address:

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